EXHIBIT 99.2

January 1, 2020

John Kiernan

Dear John:

I am very pleased to confirm the details of your promotion to Senior Vice President and Chief Financial Officer, reporting to William Miller, Chief Executive Officer. The elements of your package, which will become effective on January 1, 2020 unless otherwise indicated below, include the following:

•	Your bi-weekly base salary will be increased to $13,846.16 which, when annualized, is equal to $360,000. This increase will constitute your 2020 base salary.

•	You will be eligible to participate in the Company’s Management Bonus Plan with a target bonus increased from 50% to 65% of your base salary.

•	In connection with your promotion, the Compensation Committee of the Board of Directors has approved a grant to you of 12,000 shares of restricted stock under the Veeco Instruments 2019 Stock Incentive Plan, effective January 2, 2020 (the “Award Date”). This award is subject to the terms of the applicable plan and your written acceptance of the related award agreements and will be granted as time-based restricted stock subject to a substantial risk of forfeiture which will lapse, subject to your continued employment, over a four-year period.

•	You will be eligible to participate in the Company’s 2020 equity award program with the understanding that the Company presently intends that 100% of such award will be granted in the form of performance-based restricted stock units that will vest, subject first to being earned, on the third anniversary of the award date.

All other elements of your current compensation and benefits will continue unchanged including, for the avoidance of doubt, any current arrangements between you and the Company specifying certain separation benefits.

This letter is not a contract of employment and does not provide any rights regarding your continued employment with Veeco. Your employment with Veeco will continue on an “at will” basis. This means that the employment relationship is non-contractual, for no fixed period and terminable at any time by either you or the Company. In addition, no subsequent oral or written agreements on this subject shall be valid unless they are in writing and signed by an authorized representative of Veeco.

John, I’d like to thank you for your many contributions to Veeco and congratulate you on your promotion. I’m looking forward to working with you in your new role. Should you have any questions regarding the above items, please let me know.

Sincerely,

/s/ Robert W. Bradshaw

Robert W. Bradshaw
Sr. Vice President, Human Resources